Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THIS WARRANT OR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH WARRANT OR SECURITIES, AS APPLICABLE, UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF THE HOLDER’S COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

WARRANT TO PURCHASE COMMON STOCK

Corporation:	XTERA COMMUNICATIONS, INC.
Number of Shares:	[___]
Exercise Price:	$[___] per share
Issue Date:	September [__], 2016
Expiration Date:	September [__], 2026

This Warrant Certifies That, for good and valuable consideration, the receipt of which is hereby acknowledged, [Investor] (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of common stock (the “Common Stock” or the “Shares”) of the corporation (the “Company”) at the exercise price per Share (the “Warrant Price”) all as set forth above, and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1

EXERCISE

1.1Method of Exercise.  Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2Conversion Right.  In lieu of exercising this warrant as specified in Section 1.1, holder hereof shall have the right to convert this Warrant, in whole or in part, into Shares by executing and delivering to the Company at its principal office the written Notice of Exercise in the form attached hereto as Appendix 1, specifying the portion of the Warrant to be converted, and accompanied by this Warrant.  The number of Shares to be issued to the holder upon such conversion shall be computed using the following formula:

X = (P)(Y)(A-B)/A

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where

X =	the number of Shares to be issued to the holder for the portion of the Warrant being converted.
P =	the portion of the Warrant being converted expressed as a decimal fraction.
Y =	the total number of Shares issuable upon exercise of the Warrant in full.
A =	the fair market value of one share of Common Stock (as determined in Section 1.3 below).
B =	the Warrant Price on the date of conversion.

Any portion of this Warrant that is converted shall be immediately canceled.  This Warrant or any portion hereof shall be deemed to have been converted immediately prior to the close of business on the date of its surrender for conversion as provided above, and the person entitled to receive the Shares issuable upon such conversion shall be treated for all purposes as holder of such shares of record as of the close of business on such date.  This Warrant shall continue in full force and effect as to any portion that is not converted pursuant hereto.

1.3Fair Market Value.  The “fair market value” of one share of Common Stock shall mean (i) the last reported sale price and, if there are no sales, the last reported bid price, of the Common Stock on the last trading day prior to the date of exercise on the NASDAQ Global Market as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of the Common Stock) (collectively, “Bloomberg”), or (ii) if the foregoing does not apply, the last sales price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported, the last bid price of the Common Stock as reported by Bloomberg or (iii) if the fair market value cannot be calculated on any of the foregoing bases, the fair market value determined by the Company’s Board of Directors in good faith.

1.4Delivery of Shares and New Warrant.  Promptly after Holder exercises or converts this warrant, the Company shall (i) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. If this warrant has not been fully exercised or converted and has not expired, the Company shall deliver a new warrant representing the Shares not so acquired.

1.5Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount

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to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.6Treatment of Warrant Upon Acquisition of Company.  For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving:  (i) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company; or (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization.

1.6.1In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities (as defined below) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), then, if the fair market value of one Share would be greater than the Warrant Price in effect on such date, this Warrant shall be deemed to have been automatically exercised on the record date for such an Acquisition in accordance with Section 1.2 hereof, and thereafter the Holder shall participate in the Acquisition as a holder of the Shares on the same terms as other holders of the same class of securities of the Company, and the Company shall promptly notify the Holder of the number of shares (or such other securities) issued upon such exercise to the Holder and Holder shall be deemed to have restated each of the representations and warranties in Section 3.2 of the Warrant as the date thereof; provided that if the Acquisition does not close, then this Warrant shall not be deemed to have been exercised and this Warrant shall continue in full force and effect.

1.6.2The Company shall provide Holder with written notice of a Cash/Public Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice), which is to be delivered to Holder not less than five (5) business days prior to the closing of the proposed Cash/Public Acquisition.

1.6.3Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

1.6.4As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements:  (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded on a nationally recognized securities exchange, inter-

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dealer quotation system or over-the-counter market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly reselling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Articles of Incorporation upon the closing of a registered public offering of the Company’s common stock.  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

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2.5Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS

3.1Company Representations and Warranties.  The Company hereby represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2Holder Representations and Warranties.  The Holder represents and warrants to the Company:

(a)The Holder is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Holder acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(b)The Holder has the full right, power and authority to enter into and perform the Holder’s obligations under this Warrant, and this Warrant constitutes a valid and binding obligation of the Holder, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and rules or laws concerning equitable remedies.

(c)The Holder is acquiring the Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Holder reserves the right to dispose of the Securities at any time in accordance with or pursuant to an effective registration statement covering such Shares or an available exemption under the Securities Act.

 (d) The Holder understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal laws and applicable state securities laws and that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Shares.

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(e)The Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and information that the Holder deemed material to making an informed investment decision regarding its purchase of the Securities, and which have been requested by Holder. The Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. The Holder understands that its investment in the Securities involves a high degree of risk. The Holder is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables the Holder to obtain information from the Company in order to evaluate the merits and risks of this investment. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(f)The Holder understands that no United States federal or state governmental authority has passed on or made any recommendation or endorsement of the Securities, or the fairness or suitability of the investment in the Securities, nor have such governmental authorities passed upon or endorsed the merits of the offering of the Securities.

(g)The Holder did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

3.3Notice of Certain Events.  The Company shall provide Holder with not less than 10 days prior written notice, including a description of the material facts surrounding, any of the following events:  (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) effecting any reclassification or recapitalization of common stock; or (c) the merger or consolidation with or into any other corporation, or sale, lease, license, or conveyance of all or substantially all of its assets, or liquidation, dissolution or winding up.

ARTICLE 4

MISCELLANEOUS

4.1Term:  Exercise Upon Expiration.  This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.  If, on the Expiration Date, the Fair Market Value (as defined below) of one Share is greater than the exercise price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised by “cashless” conversion pursuant to Section 1.2 as to all Shares for which it shall not previously have been exercised.

4.2Legends.  This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend and appropriate transfer restrictions will be affixed to any book-entry notation, in each case in substantially the following form:

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR

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ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH SHARES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF HOLDER’S COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

4.3Compliance with Securities Laws on Transfer.  This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.  The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4Transfer Procedure.  Subject to the provisions of Section 4.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may not transfer any part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company.  Any transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company and its counsel. No surrender or reissuance shall be required if the transfer is to an affiliate of Holder.

4.5Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

4.6Amendments.  This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

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4.8Governing Law.  This warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Common Stock as of the date set forth above.

Xtera Communications, Inc. By: Name: Joseph R. Chinnici Title: Chief Financial Officer

[Signature Page to Warrant to Purchase Common Stock]

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Appendix 1

NOTICE OF EXERCISE

1.The undersigned hereby elects to purchase ________ shares of the stock ________ of Xtera Communications, Inc. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

1.The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant.  This conversion is exercised with respect to ________ of the shares covered by the warrant.

[Strike paragraph that does not apply.]

2.The undersigned requests that the certificates or book entry position evidencing such shares to be acquired pursuant to such exercise be issued in the name of the undersigned or in such other name as is specified below:

[Investor Contact Information]

3.The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

[INVESTOR] or Registered Assignee (Signature) (Date)

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